EXHIBIT 4.2
                                                                     -----------





          AMENDMENT NO. 4 TO AMENDED AND RESTATED TREY RESOURCES, INC.
               2004 DIRECTORS' AND OFFICERS' STOCK INCENTIVE PLAN


The Board of Directors through unanimous written consent on December 13, 2005 amended the Amended and Restated 2004 Directors' and Officers' Stock Incentive Plan (the "Plan") by deleting the reference to "14.5 million shares of the Company Class A, Common Stock, par value $.00001" in Section 5 of the Plan and replacing it with "20 million shares of the Company Class A, Common Stock, par value $.00001".